Exhibit 21

SUBSIDIARIES OF REGISTRANT

The following list sets forth subsidiaries of Katy Industries, Inc. as of March 31, 2011, as well as operating divisions of such subsidiaries, with successive indentation indicating parent/subsidiary relationships of such subsidiaries.  The state of jurisdiction or incorporation of each such subsidiary is stated in parentheses.  All such subsidiaries are 100% owned, directly or indirectly, by Katy Industries, Inc.  Omitted subsidiaries do not, in the aggregate, constitute a “significant subsidiary”.

American Gage & Machine Company (Illinois)
     WP Liquidating Corp. (Illinois)
Ashford Holding Corp. (Delaware)
Continental Commercial Products, LLC (Delaware)
Continental (division)
Contico (division)
Container (division)
Disco (division)
Gemtex (division)
Glit (division)
Wilen (division)
CEH Limited (U.K.)
2155735 Ontario, Inc. (Canada)
Glit/Gemtex, Ltd. (Canada)
Gemtex Canada (Division)
KMG Canada (Division)
GCW, Inc. (Delaware)
HPMI, Inc. (Delaware)
Hermann Lowenstein, Inc. (Delaware)
Katy International, Inc. (British Virgin Islands)
Katy Teweh Inc. (Delaware)
Wabash Holding Corp. (Delaware)
W.J. Smith Wood Preserving Company (Texas)
WII, Inc. (Delaware)
TTI Holdings, Inc. (Delaware)